Exhibit 4.2

FIRST AMENDMENT

TO THE

3SBIO INC. 2006 STOCK PLAN

The Board of Directors of 3SBio Inc. (the “Company”) approves amendments to the Company’s 2006 Stock Plan (the “Plan”), in accordance with Section 11(b) of the Plan, in the following respects, effective the later of (1) February 28, 2010; (2) satisfaction or clearance of any applicable requirement of NASDAQ. All capitalized terms used but not defined in this First Amendment shall have the meanings ascribed to such terms in the Plan.

The Plan is amended as follows:

1. By deleting clause (a) of Section 2 of the Plan in its entirety and replacing it with the following in lieu thereof:

“(a) Administration by the Board or Compensation Committee; Limited Delegation.

i. Administration with Respect to Directors and Officers. With respect to any grants or awards to directors or Employees who are also officers or directors of the Company, the Plan shall be administered by (A) the Board of Directors (“Board”) or (B) the Compensation Committee of the Board of the Directors (“Committee”), which, to the extent applicable, shall meet the requirements of Rule 16b-3 under the Exchange Act.

ii. Administration With Respect to Consultants and Other Employees: Delegation. (i) With respect to grants or awards to Employees or Consultants who are neither directors nor officers of the Company, the Plan shall be administered by the Board or the Committee; PROVIDED, that, (ii) The Board may authorize one or more officers to grant such awards or grants and may limit such authority as the Board determines from time to time.

iii. Full Authority of the Committee: Any reference to the Board or the Board of Directors in the Plan shall be construed as a reference to the Committee.

iv. Administrative Errors. In the event an award or grant is granted in a manner inconsistent with the provisions of this subsection (2)(a), such award or grant shall be presumptively valid as of its grant date to the full extent as permitted by applicable laws.”

2. By adding the following at the end of the first paragraph of Section 1:

“For the avoidance of doubt, and notwithstanding anything to the contrary in the Plan or any other documents under the Plan, awards of Shares as authorized in the prior sentence shall be deemed to include the award of Restricted Share Units, with such terms and conditions as further specified in the applicable award agreement and any other applicable documents. Restricted Share Units means an award which may be earned in whole or in part upon the passage of time or the attainment of performance criteria established by the Board and which may be settled for cash, Shares or other securities or a combination of cash, Shares or other securities as established by the Board. All references contained in the Plan to awards of Shares and Options shall be deemed to include awards of Restricted Share Units, as applicable.”

3. By deleting clause (h) of Section 6 of the Plan in its entirety and replacing it with the following in lieu thereof:

“An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in this Section 6(h). A Nonqualified Option shall also be transferable by domestic relations order to a Family Member of the Optionee. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative. Notwithstanding anything otherwise or to the contrary herein or in any other document under the Plan, the Board of Directors, or any Committee designated by the Board of Directors to administer the 2006 Stock Plan, as the administrator, may permit any award or grant pursuant to the Plan to be transferred to certain persons or entities related to a grantee or recipient of such awards, including but not limited to the members of the grantee or recipient’s immediate family, trusts or other entities controlled by or whose beneficiaries or beneficial owners are the grantee or recipient and/or members of the grantee or recipient’s immediate family, pursuant to such conditions and procedures, including, (1) limitations on subsequent or further transfers; (2) the acceptance by the transferee or transferees of such transfers of the terms and conditions with respect to the award or grant; and (3) any other conditions and procedures, all as the administrator may establish.”